EXHIBIT 99.6(t)(xi)

SAMPLE

College Retirement Equities Fund
730 Third Avenue, New York, N.Y. 10017-3206
Telephone: [800-842-2733]

After-Tax Retirement Unit-Annuity Certificate

Participant: [ John D. Professor ] Certificate Number: [ Mxxxxxx-x ] Date of Issue: [ 01 01 2002 ]

This is to certify that you, as the owner (participant), of this certificate are entitled to participate in the benefits of College Retirement Equities Fund (CREF). PLEASE READ THIS CERTIFICATE. IT IS IMPORTANT.

GENERAL DESCRIPTION

You may allocate your CREF premiums to one or more of the CREF accounts described in this certificate. Each premium allocated to a CREF account purchases a number of accumulation units representing your share in the CREF account. Accumulations in CREF accounts are not guaranteed and may increase or decrease depending primarily on investment results.

You may convert your accumulation units to an income of annuity units in one or more of the CREF accounts. When you are ready to start receiving your income, you may choose an option from among those described in this certificate. If you die before you start receiving your income, your accumulation will provide a death benefit for your beneficiary.

You may withdraw all or part of your accumulation before starting to receive income and you may transfer all or part of your accumulation among the CREF accounts or to your companion TIAA contract.

30-Day Right to Examine This Certificate. You have 30 days from the day you receive this certificate to examine it and to cancel it if you decide not to keep it. If you decide to cancel this certificate, send it and your request to CREF at the address shown above. Upon receipt of such request, CREF will refund the accumulated value of all premiums as of the date you mailed or delivered your request to us. Any premium taxes deducted from premiums will also be refunded. As of that date, this certificate will then be void and no benefits will be provided under it. If this certificate was issued as a result of a transfer from another contract or certificate issued by TIAA or CREF, the refund will be reinstated in such contract or certificate as of the date of cancellation.

This certificate does not guarantee any fixed-dollar benefits. It cannot be assigned and it does not provide for loans.

If you have any questions about this certificate or need help to resolve a problem, you can contact us at the address or phone number above.

President and Chief Executive Officer

Individual Flexible Premium
Deferred Variable Unit-Annuity

INDEX ON NEXT PAGE

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Your CREF After-Tax Retirement Unit-Annuity Certificate

INDEX OF PROVISIONS

Section
Accounts
- Definition	1
- Deletion of	51
Accumulation - Definition	3
Accumulation Units	2
Annuity Benefit
- Annuity Unit	5
- Unit-Annuity	19
Annuity Starting Date
- Definition	4
- Required Beginning	16
Assignment - Void and of No Effect	49
Benefits
- Based on Incorrect Data	55
- Requests for	52
Business Day	7
Certificate
-Consists of	21
Claims of Creditors
- Protection Against	50
Commuted Value - Definition	8
Companion TIAA Contract	23
Contestability	22
Correspondence with us	52
Death Benefit
- Beneficiary	6
- Definition	9
- Distribution Requirements	34
- Internal Transfers and Switches Available to a
Beneficiary	39
- Methods of Payment	36
- Naming Your Beneficiary	35
- Number of Annuity Units	37
- Payment of	33
- Payments after Death of Beneficiary	38
Elections and Changes
- Procedure	52
Income Benefit
- Definition	10
- Internal Transfers and Switches under a
Unit-Annuity	32
- Number of Annuity Units	31
- Options	29
- Payments during a Guaranteed or Fixed Period 30	30
- Starting Payments	28
Income Change Method	11

Section
Internal Transfers
- Amount	40
- Crediting	43
- Definition	12
- Effective Date	41
- Systematic	42
- To a TIAA Payout Annuity	44
IRC	13
Lapse
- Protection Against	27
Laws and Regulations
- Compliance with	57
Loans
- No provision for	49
Lump-sum Benefit
- Availability of	45
- Definition	14
- Effective Date	46
- Systematic Withdrawals	47
Payee	15
Payment to an Estate, Trustee, etc	53
Premiums
- Allocation of	25
- Payment of	24
- Taxes	26
Proof of Survival	56
Report of Accumulation	48
Rules of the Fund - Definition	17
Second Participant	18
Service of Process upon CREF	54
Valuation Day	20

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Your CREF After-Tax Retirement Unit-Annuity Certificate

PART A: PARTICIPANT DATA

Participant:	[John D. Professor]
Social Security Number:	[xxx-xx-xxxx]
Date of Birth:	[03 17 1963]
Issue Date:	[01 01 2002]
Annuity Starting Date:	[04 01 2028]

Certificate Number:	[Mxxxxxx-x]
Companion TIAA Contract Number:	[Txxxxxx-x]

This certificate is made and delivered in the [State of XXX] and is subject to the laws and regulations therein.

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SAMPLE

College Retirement Equities Fund
730 Third Avenue, New York, NY 10017-3206
Telephone: [800-842-2733]

Endorsement to your Deferred Unit-Annuity Certificate

Effective Date: [Upon receipt / Attached at issue]

Please read this endorsement and attach it to your certificate. The purpose of this endorsement is to clarify the provisions of your certificate pertaining to the payment of death benefits. It does not take away any of the rights established under your certificate.

The value of any death benefit payments made under your certificate will be determined, in accordance with the Rules of the Fund, based on the value of the accumulation units to be paid, or converted to a unit-annuity, as of the date such payment or conversion is to be effective.

CREF-DA-DB-END

Your CREF After-Tax Retirement Unit-Annuity Certificate

PART B: TERMS USED IN THIS CERTIFICATE

1.	Accounts. CREF maintains the following investment accounts, in which you may choose to participate, each with its own distinct investment portfolio:

[The CREF Stock Account maintains a broadly diversified portfolio consisting primarily of common stocks.

The CREF Global Equities Account maintains a broadly diversified portfolio consisting primarily of foreign and domestic common stocks.

The CREF Equity Index Account maintains a portfolio consisting primarily of domestic stocks selected to track the overall U.S. stock market.

The CREF Growth Account maintains a portfolio consisting primarily of common stocks that we believe present the opportunity for exceptional growth.

The CREF Social Choice Account maintains a portfolio consisting primarily of common stocks, investment grade fixed income securities, and short-term debt securities.

The CREF Money Market Account maintains a portfolio consisting primarily of short-term debt securities and money market instruments.

The CREF Bond Market Account maintains a portfolio consisting primarily of investment grade fixed income securities.]

In the future, CREF may establish other accounts with other investment portfolios, and may delete accounts as described in section 51.

2.	Accumulation units. Each CREF account maintains a separate accumulation unit value. The current value of each account's accumulation unit is based on the market value of that account’s investments, and will be determined in accordance with the Rules of the Fund. The number of your accumulation units in any account under this certificate will be increased and decreased in accordance with the Rules of the Fund. The number will be increased if:

	A)	you allocate premiums to that account under this certificate; or
	B)	you transfer to that account under this certificate from another CREF account or from your companion TIAA contract;

and the number will be decreased if:

	C)	any premium taxes are deducted for that account;
	D)	any accumulation units from that account are applied to the payment of income benefits or death benefits;
	E)	you elect a lump-sum benefit paid from that account; or
	F)	you elect an internal transfer from that account.

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Your CREF After-Tax Retirement Unit-Annuity Certificate

3.
Your accumulation is equal to the sum of the value of all of your accumulation units in all of the accounts under this certificate. Your accumulation will provide the benefits described in this certificate.

4.
Your annuity starting date is the date you exchange accumulation units for annuity units in order to provide unit-annuity payments. Your scheduled annuity starting date is shown on page 3. You may change your annuity starting date, as explained in section 28. You must begin to receive benefits no later than your required beginning date, as described in section 16.

5.
An annuity unit is the unit of payment for all unit-annuity benefits. The value of an annuity unit changes from time to time to reflect the investment, mortality and expense experience of the account. There is a separate and distinct annuity unit value for each income change method within each CREF account. The value of each annuity unit is determined, using actuarial methods, in accordance with the Rules of the Fund.

6.	Beneficiaries are persons you name, in a form satisfactory to CREF as explained in section 35, to receive the death benefit if you die before your annuity starting date.

7.	A business day is any day that the New York Stock Exchange is open for trading. A business day ends at 4:00 P.M. Eastern time, or when trading closes on the New York Stock Exchange, if earlier.

8.
The commuted (discounted) value is a one-sum amount paid in lieu of a series of payments that are not contingent upon the survival of a participant. The commuted value of a series of payments of annuity units is computed in accordance with the Rules of the Fund, in which it is referred to as the present value.

9.
The death benefit is the current value of your accumulation under this certificate. It will be paid to your beneficiary under one of the methods set forth in Part E if you die before your annuity starting date.

10.	The income benefit is the variable income payable to you under one of the income options set forth in Part D. The first payment will be payable as of your annuity starting date.

11.
Income change method. Unit-annuity payments are determined under one of two income change methods. Under the annual income change method, the amount of each unit-annuity payment is revalued once each year. Under the monthly income change method, the amount of each unit-annuity payment is revalued every month. The revaluation dates are defined in the Rules of the Fund.

12.
An internal transfer is the movement of accumulations between CREF accounts, or between this certificate and your companion TIAA contract. The provisions concerning internal transfers are set forth in Part F.

13.
The IRC is the Internal Revenue Code of 1986, as amended. All references to any section of the IRC shall be deemed to refer not only to such section but also to any amendment thereof and any successor statutory provisions.

14.	A lump-sum benefit is a withdrawal in a single sum of all or part of your accumulation. The provisions concerning lump-sum benefits are set forth in Part G.

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15.	The payee is a person named to receive any periodic payments or amounts due under an income option or method of payment of the death benefit as explained in sections 30 and 38.
.
16.	Your required beginning date is the first day of the month in which you attain age 90.

17.
The Rules of the Fund govern all matters affecting the interest of anyone participating in CREF to the extent such matters are not specifically provided in this certificate. The Board of Trustees of CREF may amend the Rules of the Fund from time to time. Amendments to such Rules are effective only when approved by the Superintendent of Insurance of the State of New York as not being unfair, unjust, inequitable or prejudicial to the interest of anyone participating in CREF. A copy of the Rules of the Fund was furnished to you when this certificate was issued; you will be notified of all amendments to the Rules.

18.
The second participant is the person you name, if you choose to receive your income under a two-life unit-annuity, to receive an income for life if he or she survives you. You may name any person eligible under CREF's practices then in effect, to be a second participant.

19.
A unit-annuity is a series of periodic payments based on a specified number of annuity units payable at a stated payment frequency. Each unit-annuity payment is equal to the then-current value of one annuity unit multiplied by the number of annuity units payable. The value of each annuity unit will change either once each year or once each month according to the income change method you select. A CREF unit-annuity may be comprised of annuity units payable under one or both income change methods from one or more CREF accounts. The number of annuity units to be paid and their then-current value will be determined in accordance with the Rules of the Fund using actuarial methods. A unit-annuity benefit may be elected as described in Parts D and E.

20.	A valuation day is a day on which the dollar values of the accumulation units in the CREF accounts are established. The procedure for determining valuation days is contained in the Rules of the Fund.

PART C: CERTIFICATE AND PREMIUMS

21.
The certificate. This document (and any endorsements and amendments to it) is the entire contract between you and CREF. We have issued this certificate in return for the first premium. Any endorsement or amendment of this certificate or waiver of any of its provisions will be valid only if in writing and signed by an executive officer of CREF.

22.	Contestability. The certificate is incontestable.

23.
Companion TIAA contract. Teachers Insurance and Annuity Association of America (TIAA) is a companion organization to CREF. TIAA issued a companion TIAA Retirement Annuity contract to you when you received this certificate. The contract number is shown on page 3.

24.
Premiums remitted for this certificate may be any amount not less than $100. Premiums may be stopped at any time without notice to CREF and then resumed without payment of any past due premium or penalty of any kind.

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Your CREF After-Tax Retirement Unit-Annuity Certificate

CREF reserves the right to limit to $300,000 the total premiums paid on this and any other CREF unit-annuity certificate on your life in any twelve-month period. CREF will not accept premiums paid after your annuity starting date or prior death. Premiums will be credited to this certificate as of the end of the business day in which they are received by CREF at the location that CREF will designate by prior written notice.

25.
Allocation of premiums. You allocate premiums among the CREF accounts available to this certificate under the Rules of the Fund. You may change your allocation for future premiums at any time. We will allocate your premiums according to the most recent valid instructions we have received from you in a form acceptable to CREF. If no valid allocation instructions have been received, all premiums will be allocated to the CREF Money Market Account.

26.	Premium taxes. If state or local government premium taxes are incurred, they will be deducted from this accumulation, to the extent permitted by law.

27.	Unconditional protection against lapse. This certificate will not lapse after the first premium has been paid. No additional premiums are required.

PART D: YOUR INCOME BENEFIT

28.
Starting your income benefit. Your annuity starting date may not be later than your required beginning date. Payment of your income benefit will begin as of the annuity starting date you have chosen, if you are then living and:

	A)	you have chosen one of the income options set forth in section 29;
	B)	if you choose a one-life unit-annuity, we have received proof of your age; or
	C)	if you choose a two-life unit-annuity, we have received proof of your age and the age of your second participant.

If the requirements of this section have not been completed by the annuity starting date you have chosen, the annuity starting date will be deferred to a date after these requirements have been completed but not later than your required beginning date. You may not begin a one-life unit-annuity after you attain age 90, nor may you begin a two-life unit-annuity after you or your second participant attains age 90.

At any time before you start to receive your income benefit, but not later than the required beginning date, you may change your annuity starting date to a date after the change, by written notice to CREF as explained in section 52.

29.
Income options are the ways in which you may have your income benefit paid to you. You may choose the option you want any time before your annuity starting date. You may change your choice any time before payments begin, but once they have begun, the election to begin receiving benefits is irrevocable and no change can be made. Any choice of option or change of such choice must be made by written notice to CREF as explained in section 52.

Your right to elect an option or change such election may be limited in accordance with section 57. The availability of certain income options may be restricted by the IRC.

The following are the income options from which you may choose. All of them provide an income for you, some provide that payments will continue for the lifetime of a second participant and some provide that payments will continue in any event during a guaranteed or

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fixed period as explained in section 30. The periodic amount paid to you or a surviving second participant depends on which of these options you choose.

One-life unit-annuity. A payment will be made to you each month for as long as you live. You may include a guaranteed period of 10, 15 or 20 years. If you do not include a guaranteed period, all payments will cease at your death. If you include a guaranteed period and you die before the end of that period, monthly payments will continue until the end of that period and then cease.

Two-life unit-annuity. A payment will be made to you each month for as long as you live. After your death, a payment will be made each month to the second participant you have named, for as long as he or she survives you. You cannot change your choice of second participant after your payments begin. You may include a guaranteed period of 10, 15 or 20 years. If you do not include a guaranteed period, all payments will cease when you and your second participant have both died. You may choose from among the following forms of two-life unit-annuity.

Full benefit to survivor. At the death of either you or your second participant, the full number of annuity units that would have been paid if you both had lived will continue to be paid to the survivor. If you include a guaranteed period and you and your second participant both die before the end of the period chosen, the full number of annuity units that would have been paid if you both had lived will continue to be paid until the end of that period and then cease.

Two-thirds benefit to survivor. At the death of either you or your second participant, two-thirds of the number of annuity units that would have been paid if you both had lived will continue to be paid to the survivor. If you include a guaranteed period and you and your second participant both die before the end of the period chosen, two-thirds of the number of annuity units that would have been paid if you both had lived will continue to be paid until the end of that period and then cease.

Half benefit to second participant. The full number of annuity units will continue to be paid as long as you live. After your death, if your second participant survives you, one-half of the number of annuity units that would have been paid if you had lived will continue to be paid to your second participant. If you include a guaranteed period and you and your second participant both die before the end of the period chosen, one-half of the number of annuity units that would have been paid if you had lived will continue to be paid until the end of that period and then cease.

Automatic election provision. If on your required beginning date, you have not met the requirements for starting your income benefit described in section 28, you will be deemed to have chosen a one-life unit-annuity with a 10-year guaranteed period, if allowed under federal tax law.

30.
Post-mortem payments during a guaranteed or fixed period. Any periodic payments or other amounts remaining due after your death and the death of your second participant, if any, during a guaranteed or fixed period will be paid to the payee named to receive them. You name the payee at the time you choose the income option, as described in section 52. You may later

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Your CREF After-Tax Retirement Unit-Annuity Certificate

change the named payee. If you choose a two-life unit-annuity, your surviving second participant may change the named payees after your death, unless you direct otherwise.

A payee may choose to receive in one sum the commuted value of any remaining periodic payments that do not involve life contingencies, unless you direct otherwise. If no payee was named to receive these payments, or if no one so named is then living, we will pay the remaining payments due or the commuted value of the remaining periodic payments in one sum to your estate, or to the estate of the last survivor of you and your second participant if you chose a two-life unit-annuity.

If a payee receiving payments during a guaranteed or fixed period option dies while payments remain due, the commuted value of any remaining payments due to that person will be paid to any other surviving payee that you (or your second participant) had named to receive them. If no payee so named is then living, the commuted value will be paid to the estate of the last payee who was receiving these benefit payments.

31.	The number of annuity units payable under each income change method in each account will be determined as of your annuity starting date, in accordance with the Rules of the Fund, on the basis of:

	A)	the value of your accumulation units in that account under this certificate;
	B)	the income option you choose;
	C)	if you choose a one-life unit-annuity, your age;
	D)	if you choose a two-life unit-annuity, your age and your second participant's age; and
	E)	the value of that account's annuity unit for the income change method selected.

If your initial income benefit would be less than $100 a month, CREF will have the right to change to quarterly, semi-annual or annual payments, whichever will result in an initial payment of $100 or more and the shortest interval between payments.

The number of annuity units payable from an account will change to reflect any internal transfers or switches you elect, as described in the Rules of the Fund.

32.	Internal transfers and switches under a unit-annuity. After your annuity starting date, at least once in each calendar year you will have the opportunity to:
	A)	transfer annuity units payable from one CREF account into annuity units payable from another CREF account;
	B)	transfer annuity units payable from one CREF account to receive future income under a comparable TIAA annuity;
	C)	switch annuity units payable under one income change method to the other income change method in the same CREF account.

Contracts and certificates are comparable if they are being paid under the same income option, and have the same participant (annuitant), second participant (second annuitant) if any, and remaining guaranteed period.

The right to transfer or switch is subject to the availability of the unit-annuity or the income change method under the accounts, as described in section 51. Any internal transfer to TIAA is subject to the terms of the comparable TIAA contract.

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PART E: DEATH BENEFIT

33.
Payment of the death benefit. If you die before your annuity starting date, the death benefit will be payable to your beneficiary. We must receive the following in a form acceptable to CREF before any death benefit will be paid:

	A)	proof of your death;
	B)	the choice of a method of payment as provided in section 36; and
	C)	proof of the beneficiary's age if the method of payment chosen is the one-life unit-annuity or the minimum distribution annuity.

Payment under the single-sum payment method will be made as of the date we receive these items; payment under any other method of payment will start no later than the first day of the month after we have received these items.

34.
Distribution Requirements upon the Death of the Participant. If you die before the annuity starting date, we will pay the death benefit in accordance with the requirements of Section 72(s) of the Internal Revenue Code of 1986, as amended. Thus, the death benefit must be distributed within five years of the death of the participant. However, if your beneficiary is a natural person and payments begin within one year of your death, and within 60 days of the date we receive due proof of your death, the distribution may be made over the lifetime of your beneficiary or over a period not to exceed your beneficiary's life expectancy. If your spouse is the sole death benefit payee, he or she may choose to become the owner and continue the certificate. If your spouse is the sole death benefit payee and does not make a choice within 60 days of the date we receive due proof of death, he or she will automatically become the owner of the certificate as of the date of your death. CREF may effect such transfer of ownership to your surviving spouse under a Method of Payment of the Death Benefit chosen by CREF.

If you die on or after the annuity starting date, any income benefit remaining due must be distributed at least as rapidly as under the income option on which income benefit payments were being made as of the date of death.

35.
Naming your beneficiary. Beneficiaries are persons you name to receive the death benefit if you die before your annuity starting date. At any time before your annuity starting date, you may name, change, add or delete your beneficiaries by written notice to CREF as explained in section 52.

You can name two classes of beneficiaries, primary and contingent, which set the order of payment. At your death, your beneficiaries are the surviving primary beneficiary or beneficiaries you named. If no primary beneficiary survives you, your beneficiaries are the surviving contingent beneficiary or beneficiaries you named.

The share of any named beneficiary in a class who does not survive will be allocated in equal shares to the beneficiaries in such class who do survive, even if you've provided for these beneficiaries to receive unequal shares.

The death benefit will be paid to your estate in one sum if: you name your estate as beneficiary; or none of the beneficiaries you have named is alive at the time of your death; or at your death you had never named a beneficiary. If distributions to a named beneficiary are barred by operation of law, the death benefit will be paid to your estate.

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Your CREF After-Tax Retirement Unit-Annuity Certificate

36.
Methods of payment are the ways in which your beneficiary may receive the death benefit. You may choose the method of payment and change your choice at any time before payments begin. After your death, your beneficiary may change the method chosen by you, if you so provide. If you do not choose a method of payment, your beneficiary will make the choice when he or she becomes entitled to payments. If the amount of the death benefit due to any one beneficiary is less than $5,000, CREF may change the method of payment for the portion of the death benefit payable to that beneficiary to the single-sum payment method. The right to elect a method or change such election may be limited in accordance with section 57.

A beneficiary may not begin to receive the death benefit under the one-life unit-annuity method after he or she attains age 90. If you die before your annuity starting date and have chosen the one-life unit-annuity method for a beneficiary who has attained age 90, he or she must choose another method. Your beneficiary can transfer all or part of your accumulation to TIAA in order to receive that portion of the death benefit under a method of payment offered by TIAA. Such transfer can be for all of an accumulation or for any part thereof not less than $1,000. Any choice of method or change of such choice must be made by written notice to CREF, as explained in section 52.

Generally, the distribution of the death benefit under any method of payment must be made over the lifetime of your beneficiary or over a period not to exceed your beneficiary’s life expectancy.

The distribution of the death benefit under a method of payment must be made in such a form and begin at such date as meets the requirements of the IRC and the regulations thereunder. If such method of payment has not been chosen to begin by that date, we will elect a method of payment in accordance with the requirements of the IRC and any regulations thereunder.

The following are the methods of payment:

Single-sum payment. The death benefit will be paid to your beneficiary in one sum.

One-life unit-annuity. A payment will be made to your beneficiary each month for life. A guaranteed period of 10, 15 or 20 years may be included. If a guaranteed period isn’t included, all payments will cease at the death of your beneficiary. If a guaranteed period is included and your beneficiary dies before the end of that period, monthly payments will continue until the end of that period and then cease, as explained in section 38.

Minimum distribution annuity. This method enables your beneficiary to limit his or her distribution to the minimum distribution requirements of federal tax law. Payments are made from your accumulation in each year that a distribution is required, until your accumulation is entirely paid out or until your beneficiary dies. This method may not provide income for your beneficiary that lasts for his or her entire lifetime. If your beneficiary dies before the entire accumulation has been paid out, the remaining accumulation will be paid in one sum to the payee named to receive it. The value of the death benefit placed under this method must be at least $10,000.

37.
The number of annuity units payable to a beneficiary from each account under each income change method will be determined as of the date the unit-annuity begins, in accordance with the Rules of the Fund, on the basis of:

	A)	the value of your accumulation units in that account under this certificate;
	B)	the method of payment chosen for the death benefit;
	C)	if the method chosen is the one-life unit-annuity or the minimum distribution annuity, the age of your beneficiary; and

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Your CREF After-Tax Retirement Unit-Annuity Certificate

		D)	the value of that account's annuity unit for the income change method selected.

The number of annuity units payable from an account will change to reflect any internal transfers or switches a beneficiary elects as described in the Rules of the Fund. If any method chosen would result in an initial payment of less than $100 a month, CREF will have the right to require a change in choice that will result in an initial payment of at least $100.

38	.	Payments after the death of a beneficiary. Any periodic payments or other amounts remaining due after the death of your beneficiary during a guaranteed or fixed period will be paid to the payee named by you or your beneficiary to receive them, by written notice to CREF as explained in section 52. The commuted value of these payments may be paid in one sum unless we are directed otherwise.
If no payee has been named to receive these payments, or if no one so named is living at the death of your beneficiary, the commuted value will be paid in one sum to your beneficiary's estate.

If a payee receiving these payments dies before the end of the guaranteed or fixed period, the commuted value of any payments still due that person will be paid to any other payee named to receive it. If no one has been so named, the commuted value will be paid to the estate of the last payee who was receiving these payments.

If your beneficiary dies while any part of the death benefit is held by CREF under the minimum distribution annuity, that amount will be paid in one sum to the payee you or your beneficiary have named to receive it. If no such person survives your beneficiary, the death benefit will be paid in one sum to your beneficiary's estate.

39	.	Internal transfers and switches available to a beneficiary. If your beneficiary is receiving unit-annuity income under this certificate from a death benefit method, he or she will have the same opportunity to transfer or switch as you would have had under an income option, as described in section 32.

PART F: INTERNAL TRANSFERS

40	.	Internal transfers. You may transfer all or part of your accumulation units from a CREF account under this certificate to purchase accumulation units in one of the other CREF accounts under this certificate, or to your companion TIAA contract. If you have an accumulation in your companion TIAA contract, you may transfer from that contract to this certificate. You may transfer your entire accumulation in a CREF account, or any part thereof not less than $1,000. Any internal transfer to or from TIAA is subject to the terms of your companion TIAA contract. CREF reserves the right to limit internal transfers from each account to not more than one in a calendar quarter.

41	.	Effective date of internal transfers. An internal transfer will be effective as of the end of the business day in which we receive your written request for an internal transfer. You may defer the effective date of the internal transfer until any business day following the date on which we receive your request. CREF will determine all values as of the end of the effective date. You can't revoke a request for an internal transfer after its effective date.

42	.	Systematic transfers. You may elect to have transfers made on a systematic basis. Systematic transfers may be made semi-monthly, monthly, quarterly, semi-annually or annually. Semi-

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Some provisions may vary in some states.

Your CREF After-Tax Retirement Unit-Annuity Certificate

monthly transfers are made twice a month, with the second payment scheduled 14 days after the first payment. You choose which day the transfer will be made, except that if the date of a scheduled transfer is not a business day, the transfer will be made on the following business day. Transfers will continue until you tell us to stop or your accumulation in the selected account is exhausted. Systematic transfers are subject to all the provisions described above for transfers, except that a reduced minimum amount of $100 applies to such transfers.

43	.	Crediting internal transfers. Internal transfers to a CREF account purchase accumulation units as of the end of the effective date of the internal transfer, in accordance with the Rules of the Fund.

44	.	Internal transfer to begin income from TIAA. You may transfer all or part of your accumulation units from a CREF account under this certificate to TIAA to purchase a guaranteed lifetime annuity income with benefits beginning immediately. Such transfers may be made at any time on or before your annuity starting date. The guaranteed benefit for the TIAA contract will be determined on whichever of these bases produces the largest guaranteed payments:

		A)	(1)	interest at the effective annual rate of 2%;
			(2)	mortality according to the Annuity 2000 mortality table (TIAA Merged Gender Mod A), with ages set back one year for each completed year between January 1, 1997 and the effective date of the internal transfer; and
			(3)	a charge of 3.5% for expenses and contingencies;

		B)	the basis applicable to internal transfers to the Traditional Annuity under your companion TIAA contract on the effective date of the internal transfer; or

		C)	the interest rate, mortality table, and charge for contingencies and expenses in use for any individual single premium immediate annuities being offered by TIAA when the payments start.

PART G: LUMP-SUM BENEFITS

45	.	Availability of the lump-sum benefit. You may withdraw as a lump-sum benefit all of a specified account's accumulation units, or any part thereof not less than $1,000. CREF reserves the right to limit lump-sum benefits from each account to not more than one in a calendar quarter.

46	.
Effective date of a lump-sum benefit. Any choice of lump-sum benefit must be made by written notice to CREF on or before the day your income benefits begin, as explained in section 52. A lump-sum benefit will be effective as of the business day on which we receive, in a form acceptable to CREF your request for a lump-sum benefit.

You may choose to defer the effective date of the lump-sum benefit until any business day following the date on which we receive your request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. You can't revoke a request for a lump-sum benefit after its effective date.

C1000.11-ATRA-STDR	Some provisions may vary in some states.	CREF ATRA

Your CREF After-Tax Retirement Unit-Annuity Certificate

47	.	Systematic withdrawals. You may elect to have lump-sum benefits made on a systematic basis. Systematic withdrawals may be made semi-monthly, monthly, quarterly, semi-annually or annually. Semi-monthly withdrawals are made twice a month, with the second payment scheduled 14 days after the first payment. You choose which day the lump-sum benefit will be paid, except that if the date of a scheduled lump-sum benefit is not a business day, it will be paid on the following business day. Withdrawals will continue until you tell us to stop or until the portion of your accumulation available for withdrawal in the selected account is insufficient to support the benefit. Systematic withdrawals are subject to all the provisions described above for lump-sum benefits, except that a reduced minimum amount of $100 applies.

PART H: GENERAL PROVISIONS

48	.	Report of accumulation. At least once each year, we will provide you with a report for this certificate showing the value of your accumulation (death benefit) as of a date specified in the report.

49	.
No assignment, transfer or loans. Neither you nor any other person may assign, pledge, or transfer ownership of this certificate or any benefits under its terms. Any such action will be void and of no effect. This certificate does not provide for loans.

50	.
Protection against claims of creditors. The benefits and rights accruing to you or any other person under this certificate are exempt from the claims of creditors or legal process to the fullest extent permitted by law.

51	.
CREF's right to stop offering an account, unit-annuities from an account, or an income change method for unit-annuities from an account. CREF can delete or stop providing unit-annuities in any account, including any future accounts, except the Stock Account and the Money Market Account. CREF can also stop providing unit-annuities payable under either the annual or monthly income change method from any current or future CREF account.

If you have accumulation units in an account that is deleted, you must transfer them to another CREF account. If you do not make a choice, CREF will transfer your accumulation units to the CREF Money Market Account, where you can leave them or subsequently transfer them in accordance with transfer provisions then applicable.

If you have annuity units payable from an account that is deleted or in which CREF stops providing unit-annuities, you must transfer them to another CREF account that maintains annuity units or to TIAA in accordance with the provisions of Part F. If you do not make a choice, CREF will transfer your annuity units to the CREF Money Market Account, where you can leave them or subsequently transfer them in accordance with transfer provisions then applicable.

If you have annuity units payable under an income change method from an account and CREF stops providing that income change method, you must:

		A)	switch those annuity units to the other income change method in the same account;
		B)	transfer them to another CREF account then offering the same income change method; or
		C)	transfer them to TIAA in accordance with the provisions of Part F.

C1000.11-ATRA-STDR	Some provisions may vary in some states.	CREF ATRA

Your CREF After-Tax Retirement Unit-Annuity Certificate

If you do not tell us to transfer or switch your annuity units, we will switch them to the other income change method in the same account.
At any time, CREF can switch any annuity units payable under the annual income change method in any CREF account to the monthly income change method.

All elections and choices made in connection with an income option or method of payment of the death benefit and in effect as of the date of transfer will remain in effect. The number of annuity units in the account to which the unit-annuity is transferred will be determined in accordance with the Rules of the Fund.

52	.
Procedure for elections, changes, and requests for benefits. You (or your beneficiaries after your death) have to make any choice or changes available under this certificate in a form acceptable to CREF at our home office in New York, NY, or at another location that we designate. If you (or your beneficiaries after your death) send us a notice changing your beneficiaries or other persons named to receive payments, it will take effect as of the date it was signed even if you (or any other signer) then die before the notice actually reaches CREF. Any other notice will take effect as of the date CREF receives it. If CREF takes any action in good faith before receiving the notice, we won 't be subject to liability even if our acts were contrary to what you told us in the notice.

For purposes of determining the effective dates of any transactions, transaction requests will only be deemed to have been received when they are received by CREF, or its appropriately designated agent, in good order, in accordance with procedures established by CREF or as required by law. CREF reserves the right to limit the number of transactions that you may make effective on a single business day.

All benefits are payable at our home office in New York, NY, or at another location that we designate. If you have any questions about this certificate or inquiries about our service, or if you need help to resolve a problem, you can contact us at the address or phone number below.

[CREF 730 Third Avenue New York, NY 10017-3206 Telephone: 800 842-2733]

53	.
Payment to an estate, trustee, etc. CREF reserves the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee or other entity that isn't a natural person. CREF won't be responsible for the acts or neglects of any executor, trustee, guardian, or other third party receiving payments under the certificate.

If you designate a trustee of a trust as beneficiary, CREF is not obliged to inquire into the terms of the underlying trust or any will.
If death benefits become payable to the designated trustee of a testamentary trust, but:

		A)	no qualified trustee makes claim for the benefits within nine months after your death; or
		B)	evidence satisfactory to CREF is presented at any time within such nine-month period that no trustee can qualify to receive the benefits due,

payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise payment will be made to the executors or administrators of your estate.
If benefits become payable to an inter-vivos trustee (the person appointed to execute a trust created during an individual’s lifetime), but the trust is not in effect or there is no qualified

C1000.11-ATRA-STDR	Some provisions may vary in some states.	CREF ATRA

Your CREF After-Tax Retirement Unit-Annuity Certificate

trustee, payment will be made to the successor beneficiaries, if any are designated and survive you; otherwise payment will be made to the executors or administrators of your estate.
Payment to any trustee, successor beneficiary, executor, or administrator, as provided for above, shall fully satisfy CREF's payment obligations under this certificate to the extent of such payment.

54	.
Service of process upon CREF. We will accept service of process in any action or suit against us on this certificate in any court of competent jurisdiction in the United States or Puerto Rico provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the jurisdiction in which the action or suit is brought. This section does not waive any of our rights, including the right to remove such action or suit to another court.

55	.	Benefits based on incorrect data. If the amount of benefits is determined by data as to a person's age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. If any overpayments or underpayments have been made by CREF, adjustments will be made in accordance with the Rules of the Fund.

56	.
Proof of survival. CREF reserves the right to require satisfactory proof that anyone named to receive benefits under the terms of this certificate is alive on the date any benefit payment is due. If this proof is not received after it has been requested in writing, CREF will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a two-life unit-annuity CREF has overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment, plus compound interest at the effective rate of 6% per year, has been recovered.

57	.
Compliance with laws and regulations. CREF will administer this certificate to comply with the restrictions of all laws and regulations pertaining to the terms and conditions of this certificate. You cannot elect any benefit or exercise any right under this certificate if the election of that benefit or exercise of that right is prohibited under an applicable state or federal law or regulation.

The choice of income option, annuity starting date, beneficiary or second participant, method of payment of the death benefit, and the availability of internal transfers and lump-sum benefits as set forth in this certificate are subject to the applicable restrictions and distribution requirements of the IRC, and any rulings and regulations issued under the IRC.

C1000.11-ATRA-STDR	Some provisions may vary in some states.	CREF ATRA

Your CREF After-Tax Retirement Unit-Annuity Certificate

Individual Flexible Premium
Deferred Variable Unit-Annuity

C1000.11-ATRA-STDR	Some provisions may vary in some states.	CREF ATRA